Exhibit 99.1

ProPetro Holding Corp. Launches Secondary Public Offering of Common Stock

MIDLAND, TX, May 10, 2018 — ProPetro Holding Corp. (the “Company”) has launched an underwritten public offering of 12,000,000 shares of its common stock, which are to be sold by certain selling securityholders (collectively, the “selling securityholders”) subject to market or other conditions. The underwriters intend to offer the shares to the public at a fixed price, which may be subject to change. The selling securityholders have also granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of common stock. The Company’s shares of common stock trade on the New York Stock Exchange under the ticker symbol “PUMP.”

The Company will not receive any proceeds from the sale by the selling securityholders of shares of the Company’s common stock.

Goldman Sachs & Co. LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering.

Once it becomes available, potential investors can obtain a copy of the written prospectus supplement and the accompanying base prospectus from:

Goldman Sachs & Co. LLC
Attention: Prospectus Department
200 West Street
New York, NY 10282
Telephone: (866) 471-2526
Facsimile: 212-902-9316
Email: prospectus-ny@ny.email.gs.com

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Telephone: (888) 603-5847
Email: Barclaysprospectus@broadridge.com

The common stock will be sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”).  The shelf registration statement is available on the SEC’s website at www.sec.gov under the registrant’s name, “ProPetro Holding Corp.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a written prospectus supplement and related base prospectus.

Contacts:

Sam Sledge
Director — Investor Relations

(432) 688-0012

sam.sledge@propetroservices.com